Exhibit 23

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Great Northern Iron Ore Properties of our reports dated January 27, 2006, with respect to the financial statements of Great Northern Iron Ore Properties, Great Northern Iron Ore Properties management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Great Northern Iron Ore Properties, included in the 2005 Annual Report to Certificate Holders of Great Northern Iron Ore Properties.

/s/   Ernst & Young LLP

Minneapolis, Minnesota
January 27, 2006